Exhibit T3A-69

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/01/1992
752275001 - 2311330

CERTIFICATE OF INCORPORATION

OF

WEATHERFORD/LAMB, INC.

First: The name of the Corporation is Weatherford/Lamb, Inc.

Second: The registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shall be designated Common Stock with a par value of $1.00 per share.

Whenever the vote of stockholders at meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

Fifth: The name and mailing address of the Incorporator is H. Suzanne Thomas, 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056.

Sixth: The Corporation is to have perpetual existence.

Seventh: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the director of the Corporation until the first annual meeting of the stockholders of the Corporation, or until his successor is elected and qualifies, is Philip Burguieres, 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056.

Eighth: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Ninth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt,

amend, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to amend, alter or repeal any bylaw made by the Board of Directors.

Tenth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Eleventh: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THE UNDERSIGNED, being the Incorporator hereinabove named, do hereby further certify that the facts hereinabove are truly set forth, and accordingly I have hereunto set my hand this 30th day of September, 1992.

/s/ H. Suzanne Thomas
H. Suzanne Thomas

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:15 PM 12/15/2005
FILED 01:09 PM 12/15/2005
SRV 051024958 - 2311330 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Weatherford/Lamb, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Weatherford/Lamb, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

“Fourth: The total number of shares of stock which the Corporation shall have authority to issue is two-hundred thousand (200,000), all of which shall be designated Common Stock with a par value of $1.00 per share.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Weatherford/Lamb, Inc. has caused this certificate to be signed by Burt M. Martin, its Senior Vice President and Secretary, this 15th day of December, 2005.

By	/s/ Burt M. Martin
Burt M. Martin